                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT is made and entered into on and as of the 29 day of August, 1997 (the "Effective Date") by and among SABRATEK CORPORATION, a Delaware corporation ("Sabratek"), GDS TECHNOLOGY, INC., an Indiana corporation ("GDS"), and such other holders of GDS common stock as become parties to this Agreement by the execution hereof (collectively, the "GDS Shareholders").

                                    RECITALS:

         A. Sabratek desires to obtain the right to purchase all of the issued and outstanding shares of common stock of GDS, and the GDS Shareholders are willing to grant to Sabratek the right to purchase all of the issued and outstanding shares of common stock of GDS which are owned by the GDS Shareholders (the "GDS Shares"), subject to and in accordance with the terms and conditions set forth in this Agreement.

         B. The GDS Shareholders desire to obtain from Sabratek the right to require Sabratek to purchase all of their GDS Shares upon the occurrence of certain events, and Sabratek is willing to grant such right to the GDS Shareholders, on and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:


                                   ARTICLE 1.
                                   CALL OPTION

         1.1 GRANT OF CALL OPTION. On the terms and subject to the conditions set forth in this Agreement, and in consideration of the Put Option (as hereafter defined) granted to the GDS Shareholders pursuant to ARTICLE 2 hereof, each of the GDS Shareholders hereby grants to Sabratek an option to purchase all, but not less than all, of the GDS Shares owned by such GDS Shareholder (the "Call Option") at the price determined in accordance with ARTICLE 3 hereof.

         1.2 TERM OF CALL OPTION. Unless this Agreement is terminated in accordance with SECTION 9.1 hereof, the Call Option shall be exercisable at any time during the period (the "Call Option Period") commencing on and as of the Effective Date and continuing until the thirtieth (30th) day after the later of
(a) the date on which GDS delivers to Sabratek a copy of GDS' audited financial statements for the fiscal year ending December 31, 1998, certified by an officer of GDS ("GDS 1998 Audited Financials") and (b) the date on which Sabratek delivers to GDS Sabratek's 1998 Gross Profits Statement (as defined in SECTION 3.2(C)(III)(B) below) for the fiscal year ending December 31, 1998, which statements shall be delivered in accordance with the requirements of SECTION 3.2(C)(V) hereof; provided, that if either party exercises the election provided under SECTION 3.2(C)(IV) hereof, then the Call Option Period shall be extended as provided in such Section.

         1.3 EXERCISE OF CALL OPTION. The Call Option may be exercised by Sabratek giving GDS written notice of exercise on any date (the "Call Exercise Date") on or before the last day of the Call Option Period, copies of which notice shall be sent concurrently to each GDS Shareholder. Any notice of exercise of the Call Option shall be irrevocable. Consummation of the purchase and sale of the GDS Shares (the "Closing," and the day thereof the "Closing Date") pursuant to the Call Option shall be held within thirty (30) days after the later of (a) the Call Exercise Date or (b) the date on which the Purchase Price for the GDS Shares has been determined. The Closing pursuant to exercise of the Call Option shall be held on such date within the foregoing period as shall be specified by Sabratek by written notice given to GDS at least ten (10) days prior to the Closing Date, copies of which notice shall be sent concurrently to each GDS Shareholder. Immediately following the Closing, the GDS Shareholders shall have no further rights with respect to their previously-owned GDS Shares.

         1.4 RESTRICTIONS ON TRANSFER OF GDS SHARES.

             (a) Transfer Restrictions. Each of the GDS Shareholders expressly agrees that, prior to termination of this Agreement in accordance with
SECTION 9.1 hereof, such Shareholder will not, without the express prior written consent of Sabratek:

                 (i) Directly or indirectly transfer, sell, assign, give, mortgage, pledge, hypothecate, encumber or otherwise dispose of, or permit to be sold, assigned, encumbered, attached or otherwise disposed of, in any manner, the whole or any part of the GDS Shares, or the certificate or certificates representing the same, or any interest therein, except as set forth in this Agreement; provided, that a GDS Shareholder may transfer all, but not less than all, of his or her GDS Shares without any consideration to a trust solely for such GDS Shareholder's benefit so long as the transferor of such GDS Shares obtains and furnishes to Sabratek, prior to any such transfer, a writing, signed by the proposed transferee trust, expressly acknowledging that such trust shall be bound by the terms of this Agreement, that such GDS Shares are subject to the Call Option and the Put Option, and that, if applicable, such trust shall fully comply with the provisions of SECTION 5.5 hereof relating to the disposition of Sabratek Stock (as hereafter defined) received at the Closing.

                 (ii) Enter into any voting trust, shareholder agreement or other understanding with any person with respect to the GDS Shares.

Any purported transfer in violation of the foregoing restrictions shall be null and void. GDS shall not register on its books any transfer or other disposition of GDS Shares other than in accordance with the terms of this Agreement.

                  (b) Legend. All certificates representing GDS Shares held by the GDS Shareholders, and any certificates for GDS Shares issued on or after the Effective Date in accordance with the terms of this Agreement, shall contain or be amended to contain substantially the following legend, which shall bind GDS, the GDS Shareholders and any persons asserting any interest in the certificates and the GDS Shares they represent:

             The shares represented by this certificate and this certificate are subject to the terms of a certain Stock Option Agreement dated effective the _________ day of _________________________, 1997 (the
             "Option Agreement"), by and among the holder of the shares represented by this certificate, GDS Technology, Inc. ("GDS"), certain other shareholders of GDS and Sabratek Corporation, a copy of which Option Agreement is on file at the principal office of GDS. Neither this certificate nor the shares evidenced hereby nor any portion thereof or any interest therein may be offered, pledged, hypothecated, sold, gifted or otherwise transferred in violation of said Option Agreement, and any such purported transfer shall be null, void and of no effect. The shares represented by this certificate are subject to a Call Option and a Put Option granted under said Option Agreement.

         1.5 OUTSTANDING OPTIONS. GDS hereby agrees to use its best efforts to amend all options to acquire shares of capital stock of GDS which are outstanding as of the Effective Date (the "GDS Options") to provide that such GDS Options shall be exercisable, if at all, only prior to the Closing under this Agreement and shall expire if not exercised at such time, or to otherwise cause the GDS Options to be exercised prior to the Closing hereunder.

         1.6 DOCUMENTS EVIDENCING GDS SHARES. Upon execution of this Agreement, each of the GDS Shareholders shall deliver to GDS a certificate or certificates evidencing all GDS Shares held by such GDS Shareholder, together with a stock power or stock powers for such certificate(s), duly endorsed in blank for transfer. Upon receipt of certificates and stock powers evidencing all GDS Shares owned by the GDS Shareholders, GDS shall: (a) place on each certificate the legend required under SECTION 1.4 above; (b) hold all such certificates and stock powers as attorney-in-fact for each such GDS Shareholder pursuant to the power of attorney granted in SECTION 4.3 of this Agreement until termination of this Agreement or until the Closing of the exercise of the Call Option or the Put Option, whichever occurs later; (c) if the Call Option or the Put Option is exercised in accordance with the terms of this Agreement, deliver such certificates and stock powers to Sabratek at the Closing against payment by Sabratek to each of the GDS Shareholders of his or her proportionate share of the Purchase Price; and (d) upon termination of this Agreement in its entirety prior to Closing under SECTION 9.1 hereof, promptly issue to each of the GDS Shareholders a new certificate for all GDS shares owned by such GDS Shareholder, which certificate shall not bear the legend required by SECTION 1.4.

                                   ARTICLE 2.
                                   PUT OPTION

         2.1 GRANT OF PUT OPTION. On the terms and subject to the conditions set forth in this Agreement, Sabratek hereby grants to the GDS Shareholders the right to require Sabratek to purchase all, but not less than all, of the GDS Shares owned by the GDS Shareholders (the "Put

Option") at the price determined in accordance with ARTICLE 3 hereof.

         2.2 TERM OF PUT OPTION. The Put Option granted hereunder shall become exercisable on and as of the first business day immediately following the expiration of the Call Option Period and shall continue in effect for a period of thirty (30) days (the "Put Option Period").

         2.3 EXERCISE OF PUT OPTION. The Put Option may be exercised during the Put Option Period by the GDS Shareholders giving Sabratek written notice of exercise on any date (the "Put Option Exercise Date") on or before the last day of the Put Option Period. Any notice of exercise of the Put Option shall be irrevocable. Consummation of the purchase and sale of the GDS Shares (also the "Closing," and the date thereof, the "Closing Date") pursuant to exercise of the Put Option shall be held on such date within thirty (30) days after the later of
(a) the Put Exercise Date or (b) the date on which the Purchase Price for the GDS Shares has been determined. The Closing pursuant to exercise of the Put Option shall be held on such date within the foregoing period as shall be specified by Sabratek by written notice given to GDS at least ten (10) days prior to the Closing Date, copies of which notice shall be sent concurrently to each GDS Shareholder. Immediately following the Closing, the GDS Shareholders shall have no further rights with respect to their previously-owned GDS Shares.

         2.4 POWER OF ATTORNEY FOR EXERCISE OF PUT OPTION. If one or more GDS Shareholders owning not less than seventy-five percent (75%) of the GDS Shares owned by all of the GDS Shareholders elect to exercise the Put Option, then such election shall be binding on all GDS Shareholders, and each of the other GDS Shareholders hereby agrees to exercise the Put Option. This provision constitutes a power of attorney granted to the holder of the greatest number of votes cast in favor of exercising the Put Option to vote all remaining GDS Shares to exercise the Put Option and to sign the notice of exercise of the Put Option on behalf of the remaining GDS Shareholders, and this power or attorney shall be irrevocable and coupled with an interest from the date of execution of this Agreement by such GDS Shareholder through the last day of the Put Option Period. All of the GDS Shareholders will sell all of their GDS Shares to Sabratek in the event the Put Option is exercised in accordance with this
SECTION 2.4. The power of attorney granted in herein includes all powers necessary to exercise the Put Option and effectuate a sale of GDS Shares on behalf of any GDS Shareholder in accordance with the terms of this Section.

                                   ARTICLE 3.
                   DETERMINATION AND PAYMENT OF PURCHASE PRICE

         3.1 PURCHASE PRICE FOR GDS SHARES. The purchase price ("Purchase Price") to be paid by Sabratek for all of the GDS Shares purchased pursuant to the Call Option or the Put Option, as the case may be, shall be determined as an amount equal to (i) the Formula Value of GDS (as determined in accordance with SECTION 3.2 below), divided by (ii) the total number of all shares of capital stock of GDS which are issued and outstanding as of the Closing (for this purpose, treating all shares issuable pursuant to any GDS Option which is outstanding but unexercised at the Closing and which does not expire by its terms at or prior to the Closing as issued and outstanding shares), multiplied by (iii) the number of GDS Shares which are purchased by Sabratek at the Closing. Each of the GDS Shareholders shall be entitled to his or her proportionate share of the Purchase Price, based on the number of GDS Shares being sold by such GDS Shareholder.

         3.2  DETERMINATION OF FORMULA VALUE OF GDS.

              (a) Exercise by First Review Date. In the event the Call Option Exercise Date occurs on or prior to that date (the "First Review Date") which is the thirtieth (30th) day after GDS delivers to Sabratek interim financial statements of GDS for the six (6) month period ending June 30, 1998, which statements have been reviewed by GDS' independent certified public accountant, the Formula Value of GDS shall be Twenty Million Dollars ($20,000,000).

              (b) Exercise On or Before Second Review Date. In the event the Call Option Exercise Date occurs after the First Review Date but on or before the date (the "Second Review Date") on which GDS delivers to Sabratek the GDS 1998 Audited Financials, the Formula Value of GDS shall be Twenty-Five Million Dollars ($25,000,000).

              (c) Exercise After Second Review Date. In the event the Call Option Exercise Date occurs after the Second Review Date, or in the event the Put Option is exercised, the Formula Value of GDS shall be determined in accordance with the following provisions:

                  (i) Subject to SECTION 3.2(D), the Formula Value of GDS shall be an amount equal to the sum of the following, but shall not exceed an aggregate amount of Thirty-Five Million Dollars ($35,000,000):

                         (A)  Five Million Dollars ($5,000,000); plus

                         (B) If GDS Adjusted Earnings Before Taxes (as hereafter defined) for 1998 exceed Three Million Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($3,337,500) (the "First Premium Level"), an amount equal to Three and 74531/100000 Dollars ($3.74531) for each One Dollar ($1.00) of
                  GDS Adjusted Earnings Before Taxes above the First Premium Level, but not to exceed an additional amount of Five Million Dollars ($5,000,000); plus

                         (C) If GDS Adjusted Earnings Before Taxes for 1998 exceed Four Million Six Hundred Seventy-Two Thousand Five Hundred Dollars ($4,672,500) (the "Second Premium Level"), an amount equal to Seven and 49063/100000 Dollars ($7.49063) for each One Dollar ($1.00) of GDS Adjusted Earnings Before Taxes above the Second Premium Level, but not to exceed an additional amount of Twenty-Five Million Dollars ($25,000,000).

                  (ii) The term "GDS Adjusted Earnings Before Taxes" means, for any applicable fiscal year or other period, an amount equal to the sum of:

                         (A) The pre-tax net income of GDS for such fiscal year
                  or other period computed in accordance with generally accepted accounting principles applied on a consistent basis; provided, that any portion of the fees paid or payable to GDS by Sabratek pursuant to Section 3 of that certain Exclusive Supply and Distribution Agreement between GDS and Sabratek dated as of the Effective Date of this Agreement (the "Distribution Agreement") which is allocable to GDS' income for the fiscal year or other period at issue under generally accepted accounting principles shall be excluded in determining net income; plus

                         (B) An amount equal to Sabratek's Gross Profits
                  generated from the sale by Sabratek of products purchased from GDS (the "GDS Products") under the terms of the Distribution Agreement during such applicable fiscal year or other period. For purposes of this SECTION 3.2, the term "Gross Profits" means an amount equal to: (x) Sabratek's actual net sales from the sale of GDS Products for the applicable fiscal year or other period; less (y) Sabratek's total cost of goods sold attributable to the purchase and resale of GDS Products for such year or other period; and less (z) Sabratek's sales and marketing expenses attributable to the sale of GDS Products during such year or other period; all as computed in accordance with generally accepted accounting principles applied on a basis consistent with Sabratek's past practices.

                      (iii) Unless the Call Option Period is extended pursuant to SECTION 3.2(C)(IV) below:

                         (A) The pre-tax net income of GDS to be included in
                  calculating GDS Adjusted Earnings Before Taxes shall be determined based on the GDS 1998 Audited Financials; and

                         (B) The Sabratek Gross Profits to be included in
                  calculating GDS Adjusted Earnings Before Taxes shall be determined based on a statement, certified on behalf of Sabratek by the Chairman of the Board and Chief Financial Officer of Sabratek (the "Gross Profits Statement"), setting forth the Gross Profits of Sabratek for the fiscal year ending December 31, 1998 (including a break-down of Gross Profits earned for each fiscal quarter thereof) (the "1998 Gross Profits Statement").

                      (iv) Notwithstanding anything to the contrary contained herein, if GDS Adjusted Earnings Before Taxes for fiscal year 1998 are less than Six Million Six Hundred Seventy-Five Thousand Dollars ($6,675,000), then either Sabratek or GDS, on written notice given to the other party within fifteen (15) business days after delivery of both the GDS 1998 Audited Financials and the Sabratek 1998 Gross Profits Statement, may elect to:

                         (A) Extend the Call Option Period to that date which is
                  the thirtieth (30th) day after the later of (x) the date on which GDS delivers to Sabratek a copy of GDS' interim financial statements for the fiscal quarter ending March 31, 1999, reviewed by GDS' independent certified public accounting firm ("GDS 1999 First Quarter Financials") and (y) the date on which Sabratek delivers to GDS a Gross Profits Statement for the fiscal quarter ending March 31, 1999 (the "1999 First Quarter Gross Profits Statement"); and

                         (B) Determine the Formula Value of GDS based on GDS
                  Adjusted Earnings Before Taxes equal to two (2) times an amount equal to the sum of: (x) GDS Adjusted Earnings Before Taxes for the fiscal quarter ending December 31, 1998 (based on the GDS 1998 Audited Financials and the 1998 Gross Profits Statement) plus (y) GDS Adjusted Earnings Before Taxes for the fiscal quarter ending March 31, 1999 (based on the GDS 1999 First Quarter Financials and the Sabratek 1999 First Quarter Gross Profits Statement).

                      (v) GDS shall deliver the GDS 1998 Audited Financials to Sabratek, and Sabratek shall deliver the 1998 Gross Profits Statement to GDS, by not later than March 31, 1999. If applicable, GDS shall deliver the GDS 1999 First Quarter Financials to Sabratek, and Sabratek shall deliver the 1999 First Quarter Gross Profits Statement to GDS, by not later than May 31, 1999.

                      (vi) In the event of any dispute between the parties regarding the amount of GDS net income or Sabratek Gross Profits which are to be included in determining GDS Adjusted Earnings Before Taxes, the parties shall refer the matter for resolution to a "Big Six" independent certified public accounting firm ("Independent CPA") that is not then serving as outside auditor for either party and which is mutually acceptable to Sabratek and GDS. The Independent CPA shall complete its review of all relevant information and render its decision within ten (10) business days after the matter is submitted for resolution, and the decision of the Independent CPA shall be final and binding on both parties. The fees and expenses of the Independent CPA shall be shared equally by Sabratek and GDS.

                (d) Adjustment to Formula Value. Notwithstanding anything to the contrary contained herein, the Formula Value of GDS (as determined in accordance with SECTION 3.2(A), (B) OR (C) above, as applicable) shall be reduced by twenty percent (20%) if, due solely to action taken by GDS during the period from and after the Effective Date through the Closing, Sabratek is unable to account for the acquisition of the GDS Shares (the "Acquisition") under the "pooling of interests" method of accounting in accordance with applicable opinions and interpretations of the Financial Accounting Standards Board and accounting releases issued by the United States

Securities and Exchange Commission ("SEC"), as in effect on the date on which such action was taken by GDS. The Formula Value of GDS shall not be reduced hereunder in the event the Acquisition does not meet the conditions for pooling-of-interests accounting for reasons other than, or in addition to, actions taken by GDS from and after the Effective Date.

         3.3      PAYMENT OF PURCHASE PRICE.

                  (a) Full Payment at Closing. The Purchase Price shall be payable in full at the Closing. At Sabratek's option, the Purchase Price may be paid in cash (or other immediately available funds) or in that number of shares of Sabratek Stock as are equal in value to the Purchase Price, as determined in accordance with SECTION 3.3(C) below; provided, that all of the GDS Shareholders shall receive cash in the event that Sabratek, for any reason, is unable to pay the full amount of the Purchase Price in Sabratek Stock on the Closing Date; provided further, that Sabratek shall not be required to issue fractional shares to any of the GDS Shareholders and, at its option, may pay cash in lieu of issuing a fractional share of Sabratek Stock to any GDS Shareholder otherwise entitled to receive such fractional share. Notwithstanding the foregoing, in the event Sabratek fails to deliver the Sabratek Closing Representation in accordance with the provisions of SECTION 4.4, then the entire amount of the Purchase Price shall be payable in cash or other immediately available funds.

                  (b) Sabratek Stock. For purposes of this Agreement, the term "Sabratek Stock" means shares of voting common stock of Sabratek which, as of the Closing Date: (i) constitute duly authorized, validly issued, fully-paid and non-assessable shares of Sabratek's sole class of voting common stock; (ii) have been listed for trading on the principal securities exchange or other market on which the common stock of Sabratek is then traded (which is currently the Nasdaq National Market) (the "Sabratek Principal Market"); and (iii) are covered by the terms of the Registration Agreement (as hereafter defined).

                  (c) Value of Sabratek Stock. For purposes of determining the number of shares of Sabratek Stock to be issued to the GDS Shareholders in payment of the Purchase Price, if applicable, the value of each share of Sabratek Stock as of the Closing Date ("Sabratek Value Per Share") shall be deemed to be the average of the per share closing prices of a share of Sabratek common stock on the Sabratek Principal Market, as reported in The Wall Street Journal (Midwest edition), during the thirty (30) Trading Day (as defined below) period ending on and including the second Trading Day prior to the Closing Date. As used herein, the term "Trading Day" means any day on which the Sabratek Principal Market is open for business.

                  (d) Post-Closing Redemption. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Registration Statement required to be filed by Sabratek with the SEC pursuant to paragraph 1 of the Registration Agreement has not been declared effective on or before the sixtieth (60th) calendar day after the Closing Date, Sabratek shall offer to redeem from each GDS Shareholder all, but not less than all, shares of Sabratek Stock issued to such GDS Shareholder at the Closing hereunder for a cash price per share equal to the Sabratek Value Per Share. In the event Sabratek is required to make such offer, it shall send written notice thereof to each GDS Shareholder, at such Shareholder's most recent address shown on Sabratek's stock records, on or before the seventieth (70th) calendar day after the Closing Date. Each GDS Shareholder shall have twenty-one (21) calendar days after the date of such notice within which to accept such offer by tendering to Sabratek all of such GDS Shareholder's certificates for shares of Sabratek Stock, duly endorsed for transfer, free and clear of all liens, claims or other encumbrances, against payment by Sabratek of the price for such shares in cash or other immediately available funds.


                                   ARTICLE 4.
                     CLOSING OF PURCHASE AND SALE OF SHARES

         4.1 CLOSING. Subject to SECTION 4.4(A) below, the Closing of the purchase and sale of the GDS Shares pursuant to this Agreement shall take place on such date (the "Closing Date") as shall be specified by Sabratek in accordance with SECTION 1.3 or SECTION 2.3, as the case may be. The Closing will be held at 1:00 p.m. local time on the Closing Date at Barnes & Thornburg, 100 North Michigan Street, South Bend, Indiana or at such other time and place as is mutually agreed to by Sabratek and GDS.

         4.2 DELIVERY OF CERTIFICATES AND PAYMENT FOR SHARES. At the Closing, Sabratek will deliver to the GDS Shareholders the Purchase Price for the GDS Shares in accordance with the terms of ARTICLE 3 hereof. The GDS Shareholders will deliver certificates representing all of the GDS Shares to be sold, duly endorsed or accompanied by stock powers executed and in form sufficient to vest title thereto fully in Sabratek, free and clear of all liens, claims and encumbrances, against delivery by Sabratek of the applicable price for such GDS Shares. All deliveries made at Closing shall be deemed to be simultaneously made, and no party shall be obligated to consummate the transactions contemplated by this Agreement unless and until all deliveries required hereunder have been fully made. If GDS or any GDS Shareholder fails or refuses to deliver the certificates for his or her GDS Shares as required under the terms of this Agreement, then: (a) Sabratek shall deposit such GDS Shareholder's proportionate share of the Purchase Price with an escrow agent acceptable to GDS; (b) the escrow agent shall hold the same against delivery by the seller of his or her duly endorsed certificates for the GDS Shares, with all fees and other expenses of the escrow agent chargeable to such GDS Shareholder; and (c) GDS shall adjust its transfer books to reflect the transfer of such GDS Shareholder's GDS Shares to Sabratek.

         4.3 APPOINTMENT OF GDS AS ATTORNEY-IN-FACT. Each of the GDS Shareholders hereby appoints GDS, through its Secretary or such other officer as the GDS Board of Directors may designate, as his or her attorney-in-fact to execute and deliver all such documents or instruments as may be needed to convey the GDS Shareholder's GDS Shares to Sabratek pursuant to this Agreement if the GDS Shareholder is not present at the Closing. This power of attorney is coupled with an interest and does not terminate on the GDS Shareholder's disability or death, and shall continue in effect through the later of: (a) if this Agreement terminates in accordance with SECTION 9.1 in its entirety prior to Closing, the day immediately after this Agreement terminates; or (b) if either the Call Option or the Put Option is exercised, the day immediately following the Closing Date.

         4.4 ADDITIONAL CLOSING DOCUMENTS.

                  (a) Sabratek Closing Representation. At Closing, Sabratek shall deliver to GDS (on behalf of the GDS Shareholders) a written statement, signed on behalf of Sabratek by the Chairman of the Board and the Chief Financial Officer of Sabratek and dated as of the Closing Date (the "Sabratek Closing Representation"), representing and warranting to the GDS Shareholders that: (i) there have been no material adverse changes in Sabratek's financial condition, results of operations, assets, liabilities, business or prospects since the date of Sabratek's last periodic report (10-K, 10-Q or 8-K) filed with the SEC; and (ii) that certain Registration Rights Agreement among Sabratek, GDS and the GDS Shareholders dated effective as of the Effective Date of this Agreement (the "Registration Agreement") is in full force and effect and that Sabratek has performed all obligations required to be performed under the Registration Agreement at or prior to the Closing under this Agreement. Notwithstanding anything to the contrary contained herein, delivery of the Sabratek Closing Representation shall not be deemed to be a condition to Closing, but Closing shall proceed with the Purchase Price being payable in cash as provided under SECTION 3.3(A).

                  (b) Employment Agreements. At Closing, GDS shall enter into employment agreements substantially in the forms attached hereto as EXHIBIT A and EXHIBIT B (collectively, the "Employment Agreements") with Aurora F. deCastro, the Chief Executive Officer of GDS ("deCastro"), and Surendra K. Gupta, the President of GDS ("Gupta"), respectively, pursuant to which each of deCastro and Gupta (collectively, the "Key Officers") shall be employed by GDS from and after the Closing Date; provided, that GDS shall not have any obligation (and Sabratek shall have no obligation to cause GDS) to enter into an Employment Agreement at the Closing with a Key Officer if such Key Officer is not employed by GDS immediately prior to the Closing. Each of the Key Officers hereby agrees to execute and deliver his or her respective Employment Agreement at the Closing.

         4.5 TIME. Time is of the essence of the provisions of this Agreement relating to (a) the Closing Date for the sale and purchase of the GDS Shares in strict accordance with the time periods set forth in SECTION 1.3 or SECTION 2.3, as the case may be; (b) the delivery of the required financial statements on or before the dates set forth in SECTION 3.2(C)(V) hereof, if applicable; and (c) the payment of the Purchase Price as and when due in accordance with the provisions of ARTICLE 3 of this Agreement.


                                   ARTICLE 5.
                              ADDITIONAL AGREEMENTS

         5.1      CONDUCT OF GDS BUSINESS.

                  (a) Specific Restrictions. GDS hereby agrees that, except with the prior written consent of Sabratek or as expressly provided in this Agreement, from and after the Effective Date GDS will not:

                           (i)  Construct any new facility;

                           (ii) Declare or pay any dividend, or make any other distribution with respect to its stock, to its shareholders, whether in cash, stock or other property, or redeem, purchase or otherwise acquire any GDS common stock or other GDS capital stock;

                           (iii) Pre-pay or discharge any indebtedness or other obligations owing by GDS to a Related Party (as hereafter defined) or any third-party lender other than: (A) the current portion of any principal payments and interest due to lenders (other than a Related Party) in accordance with the terms of such indebtedness; (B) the current portion of principal payments and interest due on Forty Thousand Dollars ($40,000) principal amount of indebtedness to certain Related Parties, provided that the interest rate on any such indebtedness as of January 1, 1997 shall not exceed nine percent (9%) per annum; (C) past-due patent or license royalties and earned but unpaid salaries in an aggregate amount of Four Hundred Sixteen Thousand Dollars ($416,000); and (D) past-due rent owing to GDS Partnership in the amount of One Hundred Thousand Dollars ($100,000); provided, that all of the foregoing payments shall be made in such installments as are agreed to by GDS and Sabratek.

                  (b) Business in the Ordinary Course. From and after the Effective Date, GDS shall continue to carry on its business only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, GDS will not, without the prior written consent of Sabratek or as otherwise contemplated by this Agreement or the Distribution Agreement:

                           (i) Issue any common stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase GDS common stock or any other capital stock or any securities convertible into or exchangeable for any capital stock of GDS except in accordance with the GDS Options listed on SCHEDULE 7.2(E)(II) attached hereto (as such GDS Options may be modified or exercised as contemplated by
         SECTION 1.5); or

                           (ii) Effect a reclassification, recapitalization, spin-off, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

                           (iii) Amend or otherwise change its Articles of Incorporation as in effect on the Effective Date; or

                           (iv) Except for routine amendments in the ordinary course of business consistent with past practices, amend or otherwise change its Bylaws as in effect on the Effective Date; or

                           (v) Enter into any new, or modify any existing, employment agreement or grant any increase in the compensation payable or to become payable to officers or salaried employees not in accordance with past custom and practice, grant any stock options or, except as required by law or contemplated by this Agreement, adopt or make any change in any bonus, insurance, pension, or other employee benefit plan, agreement or arrangement made to, for or with any of such officers or employees; or

                           (vi) Borrow or agree to borrow any amount of funds, or directly or indirectly guarantee or agree to guarantee any obligations of others, except for trade debt incurred in the ordinary course of business and in accordance with past custom and practice; or

                           (vii) Enter into or amend any distribution agreement for the sale and distribution of any products or any other agreement, contract or commitment involving the expenditure of more than Fifty Thousand Dollars ($50,000) or which has a term of more than one (1) year other than confidentiality agreements entered into with customers of GDS in the ordinary course of business and in accordance with past custom and practice; or

                           (viii) Enter into any agreement, contract, commitment or other transaction with a Related Party or amend or otherwise extend the term of any existing agreement with a Related Party; or

                           (ix) Place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance except for purchase money security interests granted to the seller of any equipment purchased by GDS in the ordinary course of business consistent with past custom and practice or as otherwise permitted hereunder; or

                           (x) Merge, consolidate with, purchase substantially all or any substantial part of the assets of, or otherwise acquire any interest in, any partnership, corporation, association or other business organization or division thereof; or

                           (xi) Sell, lease, license, sublicense or otherwise dispose of any material intellectual property asset or any material part of its tangible or intangible assets; or

                           (xii) Commit any act or fail to do any act which will cause a breach of any material agreement, contract or commitment and which will have a material adverse effect, in the aggregate, on GDS' business, financial condition, assets, liabilities, properties or earnings; or

                           (xiii) Except for those capital improvements already planned for 1997 (build-out of the existing facility and improvements to the fermentation equipment), make, or make any commitment for, any capital expenditures exceeding Fifty Thousand Dollars ($50,000) for any single capital improvement; or

                           (xiv) Enter into any commitment or agreement to do any of the things prohibited by this SECTION 5.1(B).

         5.2 DISCLOSURE SCHEDULES. From and after the Effective Date, GDS and the Key Officers shall use their best efforts to update the information set forth on the schedules attached to and incorporated into this Agreement under the provisions of SECTION 7.2 (the "Disclosure Schedules") through prompt written disclosures to Sabratek from time to time prior to the Closing Date, but such updates shall not be considered in determining satisfaction of the conditions to Closing set forth in SECTION 6.1(A) or SECTION 6.1(B). Sabratek shall have the right, during the thirty (30) day period prior to the Closing Date, to conduct such additional due diligence investigations of GDS' financial condition and affairs, and the information set forth on the Disclosure Schedules, as it may deem necessary or advisable to determine whether the conditions to Closing set forth in SECTION 6.1 hereof have been satisfied.

         5.3 FINANCIAL INFORMATION; ACCESS. From and after the Effective Date GDS shall: (a) promptly deliver to Sabratek copies of all internally-prepared monthly and quarterly financial statements, as well as its audited year-end financial statements, including audited year-end financial statements for fiscal year 1996; and (b) give Sabratek and its authorized representatives full access to any and all premises, properties, contracts, commitments, books, records, tax returns and supporting schedules or other documentation, and other information pertaining to GDS' business as Sabratek may from time to time reasonably request; provided, that such access shall not unduly disrupt GDS' normal business activities. GDS covenants that all financial statements provided to Sabratek pursuant to this SECTION 5.3 will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated in any notes thereto) throughout the periods covered thereby and present fairly the financial position of GDS as of the dates given and the results of operations and changes in its financial position for the periods then ended, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and to any differences in presentation (e.g., lack of footnotes) that normally exist in unaudited interim financial statements. All documents provided by GDS to Sabratek hereunder shall be subject to the terms of that certain Confidentiality Agreement between the parties dated as of August 21, 1996 (the "Confidentiality Agreement"). If this Agreement is terminated prior to Closing, Sabratek and its representatives will, upon written request therefor, return to GDS all financial statements, documents and records (including all copies made thereof) obtained from GDS at any time in connection with the transactions contemplated hereby.

         5.4 SABRATEK OBLIGATIONS. From and after the Effective Date, Sabratek will promptly deliver to each of the GDS Shareholders copies of all materials provided generally to its shareholders. Upon written request therefor, Sabratek will also provide to any GDS Shareholder who so requests copies of all other documents filed by Sabratek with the SEC. Sabratek further agrees to indemnify, defend and hold GDS harmless from any Damages (as defined in SECTION 8.2) relating to any obligation of Sabratek for finders', brokers' or agents' fees in connection with the transactions contemplated by this Agreement, which indemnification shall be made in accordance with the procedures set forth in
SECTION 8.2 of this Agreement.

         5.5 COVENANTS BY GDS AFFILIATES WITH RESPECT TO SABRATEK STOCK.

                  (a) Post-Closing Transfer Restriction. Each of the Key Officers and each other GDS Shareholder who is an officer or director of GDS, or who owns ten percent (10%) or more of the issued and outstanding shares of GDS (each a "GDS Affiliate"), hereby expressly agrees that, if Sabratek elects to issue Sabratek Stock in payment of the Purchase Price, such GDS Affiliate will not sell, transfer or otherwise dispose of any shares of Sabratek Stock owned by such GDS Affiliate from and after the Closing Date until such time as financial statements that include at least thirty (30) days of combined operations of Sabratek and GDS after the Closing Date shall have been publicly reported; provided, that Sabratek shall file such report with the SEC within not more than one hundred fifty (150) days after Closing. The foregoing restriction on transfers by GDS Affiliates shall be in addition to, and not in lieu of, any restrictions set forth in the Registration Agreement.

                  (b) Exception to Restriction. The restriction set forth in
SECTION 5.5(A) shall not apply to a sale, transfer or other disposition of Sabratek Stock by a GDS Affiliate if, prior to such disposition, the GDS Affiliate delivers to Sabratek the written opinion of a nationally-recognized independent public accounting firm to the effect that: (i) the disposition contemplated by the GDS Affiliate will not cause the Acquisition not to be treated as a pooling-of-interest transaction for financial, accounting and regulatory purposes in accordance with generally accepted accounting principles and the rules and regulations of the SEC governing pooling (the "SEC Pooling Rules"); or (ii) the disposition contemplated by the GDS Affiliate will not affect Sabratek's treatment of the Acquisition because the SEC Pooling Rules do not permit pooling-of-interest accounting.

         5.6 COVENANTS WITH RESPECT TO TAX CONSEQUENCES. If Sabratek elects to pay the Purchase Price in Sabratek Stock, each party shall use its best efforts to cause the Acquisition to be treated as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by the GDS Shareholders upon the exchange of all of their GDS Shares for Sabratek Stock.

         5.7 HSR FILING. If then applicable to the Acquisition, GDS and Sabratek shall cooperate and shall expeditiously file with the Federal Trade Commission and the Department of Justice all documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and to obtain early termination of the pre-merger notification waiting period in accordance with the regulations issued pursuant to the HSR Act.

         5.8 GDS PAYMENTS AT CLOSING. At Closing, GDS shall pay in full, in cash or other immediately available funds, and completely discharge any and all indebtedness owing by GDS to a Related Party or any third-party lender. If GDS does not have the cash required to discharge all of the foregoing obligations, Sabratek agrees to advance to GDS any funds which may be necessary for GDS to fulfill its obligations hereunder.

         5.9 RESTRICTIVE COVENANTS OF KEY OFFICERS.

             (a) Non-Compete and Non-Solicitation. Each of the Key Officers hereby agrees as follows:

                           (i) For a period of three (3) years from and after the Closing Date (the "Non-Compete Period"), such Key Officer shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Sabratek and its subsidiaries (including GDS), as the businesses of Sabratek and its subsidiaries and GDS are conducted on the Effective Date or as they are conducted during the term of this Agreement within any geographical area in which Sabratek and its subsidiaries and GDS engage or plan to engage in such businesses during the term of this Agreement. Nothing herein shall prohibit a Key Officer from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as such Key Officer has no active participation in the business of such corporation; and

                           (ii) For a period of three (3) years from and after the Closing Date (the "Non-Solicitation Period"), such Key Officer shall not directly or indirectly through another entity (A) induce or attempt to induce any employee of Sabratek or its subsidiaries (including GDS) to leave the employ of Sabratek or its subsidiaries (including GDS), or in any way interfere with the relationship between Sabratek or any such subsidiary and any employee thereof or (B) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Sabratek or any of its subsidiaries (including GDS) to cease doing business with Sabratek or any such subsidiary, or in any way interfere (including, without limitation, making any negative statements or communications about Sabratek or any of its subsidiaries [including GDS]) with the relationship between any such customer, supplier, licensee or business relation and Sabratek or any of its subsidiaries (including GDS).

                  (b) Enforcement. If, at the time of enforcement of this
SECTION 5.9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, Sabratek and each of the Key Officers agree that the maximum period, scope, geographical area or other terms reasonable under such circumstances shall be substituted for the stated period, scope, area or other terms. Because the services of the Kay Officers are unique and because each of them has access to confidential information and work product of Sabratek and its subsidiaries and GDS, Sabratek and each of the Key Officers agree that money damages would not be an adequate remedy for any breach of this SECTION
5.9. Therefore, in the event of a breach of threatened breach of this SECTION 5.9, Sabratek and its successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event of a breach or violation by a Key Officer of the provisions of SECTION 5.9(A)(I) OR (II), the Non-Compete Period and/or the Non-Solicitation Period shall be tolled with respect to such Key Officer as applicable until such breach or violation has been duly cured. Each of the Key Officers agrees that the restrictions contained in this SECTION 5.9 are reasonable. Notwithstanding anything to the contrary contained herein, in no event shall a Key Officer be deemed in violation of the covenants contained in this SECTION 5.9, nor shall any of these covenants be enforceable against a Key Officer, if GDS or Sabratek, as the case may be, has materially breached such Key Officer's Employment Agreement and failed to cure such breach within a reasonable time after notice thereof.


                                   ARTICLE 6.
                              CONDITIONS TO CLOSING

         6.1 CONDITIONS TO OBLIGATION OF SABRATEK. The obligation of Sabratek to purchase the GDS Shares upon exercise of the Call Option or the Put Option, as the case may be, shall be subject to the satisfaction of each of the following conditions at or before the Closing (unless waived by Sabratek):

                  (a) Representations and Warranties of GDS Shareholders. The representations and warranties of the GDS Shareholders set forth in SECTION 7.1 shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  (b) Operational Representations and Covenants. The representations and warranties of GDS and Key Officers set forth in SECTION 7.2 shall be true and correct in all material respects on and as of the Effective Date, and GDS and the Key Officers shall have complied in all material respects with the covenants of GDS and the Key Officers set forth in this Agreement. No breach or breaches of a representation, warranty or covenant (other than a deliberate or intentional breach or breaches) will be deemed to be material for purposes of this SECTION 6.1(B) if the aggregate economic impact of such breach or breaches has a present value, on and as of the date Sabratek gives notice of failure of this condition, of less than Five Hundred Thousand Dollars ($500,000) (calculated using a discount rate equal to the interest rate for six-month United States Treasury Bills as reported in The Wall Street Journal on the Call Option Exercise Date or the Put Option Exercise Date, as the case may be). In addition, no breach or breaches of a representation, warranty or covenant will be deemed to be material for purposes of this SECTION 6.1(B) if the economic impact of such breach or breaches is fully reflected in the calculation of the Formula Value of GDS under SECTION 3.2(C) of this Agreement. Examples illustrating the determination of whether a breach is material or not within the meaning of this Section are set forth on EXHIBIT "C" attached hereto.

                  (c) Performance of this Agreement. GDS and the GDS Shareholders shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (d) Consents, Regulatory Filings and Approvals. All consents, approvals, licenses and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby shall have been obtained. All applicable waiting periods and any extensions thereof under the HSR Act (if applicable to the Acquisition) shall have expired or otherwise been terminated.

                  (e) Litigation, Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Sabratek's ownership or control of GDS, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

                  (f) Change in Law. There shall not have been any material adverse change in the business or operations of GDS, or the sale of its products, resulting from any change in law or regulation applicable to GDS or its products.

                  (g) Employment Agreements. Each of the Key Officers shall have executed and delivered his or her respective Employment Agreement as contemplated by SECTION 4.4(B) of this Agreement.

                  (h) Resignations of Officers and Directors. Except as otherwise contemplated by the Employment Agreements or requested in writing by Sabratek, GDS shall have received the written resignations of all officers and directors of GDS, effective as of the Closing Date.

                  (i) Corporate Documents and Records. GDS shall have delivered to Sabratek: (i) a copy of the Articles of Incorporation of GDS, certified as of a current date by the Secretary of State of Indiana and as of the Closing Date on behalf of GDS by an officer of GDS; (ii) a certificate of existence of GDS, issued as of a current date by the State of Indiana; (iii) a copy of the Bylaws of GDS, certified on behalf of GDS by the Secretary of GDS as of the Closing Date; and (iv) all minute books, seals and stock records of GDS.

         6.2 CONDITIONS TO OBLIGATIONS OF GDS SHAREHOLDERS. The obligation of each of the GDS Shareholders to sell their GDS Shares upon exercise of the Call Option or the Put Option, as the case may be, shall be subject to the satisfaction of each of the following conditions on or before the Closing (unless waived in writing by a GDS Shareholder):

                  (a) Representations and Warranties. The representations and warranties of Sabratek contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  (b) Performance of this Agreement. Sabratek shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Consents, Regulatory Filings and Approvals. All consents, approvals, licenses and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby shall have been obtained. All applicable waiting periods and any extensions thereof under the HSR Act (if applicable to the Acquisition) shall have expired or otherwise been terminated.

                  (d) Litigation, Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement.

                  (e) Employment Agreements. Unless waived by either or both of the Key Officers, GDS shall have executed and delivered to the Key Officers the Employment Agreements as contemplated by SECTION 4.4(B) of this Agreement.


                                   ARTICLE 7.
                         REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES OF GDS SHAREHOLDERS. Each of the GDS Shareholders, including Key Officers, hereby individually, for himself only and not for any of the other GDS Shareholders, represents and warrants to Sabratek that the following statements are true and complete as of the Effective Date:

                  (a) Execution, Delivery and Validity. Such GDS Shareholder has full capacity, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement. This Agreement has been duly executed and delivered by such GDS Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

                  (b) Ownership of Shares. Such GDS Shareholder is the lawful record and beneficial owner of that number of GDS Shares which is set forth opposite such Shareholder's name on SCHEDULE 7.1(B) attached hereto and incorporated herein. Such Shareholder is in possession of certificates evidencing his ownership of the GDS Shares owned by him, all of which are fully paid and non-assessable. Such GDS Shareholder has good title to the GDS Shares owned by him, with no restrictions on voting rights and the other incidents of record and beneficial ownership, and the absolute right to sell and transfer such Shares free and clear of all claims, liens, pledges, security interests, restrictions or encumbrances of any nature whatsoever other than as provided in that certain Stock Purchase Agreement listed on SCHEDULE 7.1(B), and any rights thereunder shall terminate on the Closing Date. Except as set forth on SCHEDULE 7.1(B), there are no voting trusts, shareholder agreements or other understandings between such GDS Shareholder and any other person or entity with respect to the voting of or any other matters with respect to the GDS Shares owned by such GDS Shareholder. Upon consummation of the purchase and sale of the GDS Shares pursuant to this Agreement, such GDS Shareholder will convey to Sabratek good and marketable title to the GDS Shares owned by such Shareholder, free and clear of all claims, liens, pledges, security interests, restrictions or encumbrances of any nature whatsoever.

                  (c)      Investment Representations.

                           (i) Each GDS Shareholder has received and reviewed a copy of this Agreement and the offering memorandum relating to this Agreement, the Distribution Agreement and the other terms and conditions of the Acquisition (such offering memorandum and all exhibits and schedules referred to therein or attached thereto, together and any amendments or supplements thereto is referred to as the "Memorandum"), including information regarding Sabratek, and has received or had access to any other information he deems necessary or appropriate to evaluate the merits and risks of his investment in the Put Option and his potential investment in Sabratek common stock. Each GDS Shareholder acknowledges that (A) Sabratek has made available to him and his purchaser representative, if any, the opportunity to obtain additional information to verify the accuracy of the information contained in the Memorandum and to evaluate the merits and risks of the investments contemplated by this Agreement; and (B) he and his purchaser representative, if any, have had the opportunity to ask questions of and receive answers from the officers of Sabratek, or a person or persons acting on behalf of Sabratek, concerning the terms and conditions of the offering, the Put Option, the Acquisition, the Sabratek Stock and the information contained in the Memorandum, and have received fully satisfactory answers to such questions, and have had the opportunity to inspect and copy all material documents relating to the offering.

                           (ii) Each GDS Shareholder, alone or in connection with his purchaser representative, if any, has such knowledge and experience in financial and business matters to enable him to utilize the information made available to him to evaluate the risks and merits of his investment in the Put Option and his potential investment in the Sabratek Stock (together, the "Put Securities"), whether occurring upon exercise of the Call Option or the Put Option, and to make an informed decision with respect thereto. Based on the definition set forth on
         SCHEDULE 7.1(C)(II) attached hereto, each GDS Shareholder is an "accredited investor". Each GDS Shareholder who is a natural person is at least 21 years of age.

                           (iii) Each GDS Shareholder understands that the Put Securities have not been registered under the Securities Act, any state statute governing securities regulation, or other applicable securities laws, rules and regulations, in reliance upon exemptions therefrom. Such reliance is in part predicated upon the truth and accuracy of the representations of the GDS Shareholders contained herein. The Memorandum has not been reviewed, approved or disapproved by the SEC or any other federal or state agency, nor has any agency passed upon the Memorandum's accuracy or adequacy or the merits or value of the Put Securities or the Purchase Price for the GDS Shares. Each GDS Shareholder understands that the GDS Shares and the Put Option which are owned by him must be held until the Closing of the Acquisition or termination of this Agreement, that his GDS Shares and the Put Option may not be sold or otherwise transferred by such GDS Shareholder in any manner, and that this Agreement requires him to surrender his certificates representing GDS Shares to GDS pending Closing of the Acquisition or termination of this Agreement.

                           (iv) The Put Securities are being acquired solely for each GDS Shareholder's own account for investment and not for the account of any other person and not with a view to distribution, assignment or resale to others and no other person has a direct or indirect beneficial interest in the Put Securities. Each GDS Shareholder acknowledges that he is not participating, directly or indirectly, in a distribution of the Put Securities or in the underwriting of any such distribution or transfer, and, he will not act in any way that would constitute him to be an underwriter, within the meaning of the Securities Act.

                           (v) Each GDS Shareholder acknowledges that he has not been solicited to acquire the Put Securities by means of general advertising or general solicitation.

                           (vi) Each GDS Shareholder represents that no guarantees or representations have been made to him or his purchaser representative, if any, regarding the tax treatment of any part of the offering or of any of the transactions described in the Memorandum.

         7.2 REPRESENTATIONS AND WARRANTIES OF GDS AND KEY OFFICERS. GDS and each of the Key Officers hereby represents and warrants to Sabratek that the following statements are true and complete as of the Effective Date:

                  (a) Organization and Existence of GDS. GDS is duly organized and validly existing under the laws of the State of Indiana, with all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. GDS is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary. GDS does not own, directly or indirectly, any capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

                  (b) Execution, Delivery and Validity. GDS has full right, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which GDS is a party have been duly authorized and approved by the GDS Board of Directors. The execution, delivery and performance of this Agreement by GDS does not require the approval of the shareholders of GDS. This Agreement and all other agreements and instruments contemplated hereby to which GDS is party have been duly and validly executed and delivered by GDS, and each constitutes the legal, valid and binding obligations of GDS, enforceable against GDS in accordance with its terms.

                  (c) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or By-Laws of GDS or any agreement among the GDS Shareholders and GDS with respect to the GDS Shares; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds any of GDS, Key Officers or any of their properties; or (iii) except as set forth on
SCHEDULE 7.2(D) hereto, conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which GDS is a party or by which any of its properties may be affected or bound.

                  (d) Consents. Except as set forth on SCHEDULE 7.2(D) hereto, no authorization, consent, approval, permit or license of, or filing or registration with, any governmental or public body or authority, any lender or lessor or any other person is required to authorize, or is required in connection with, the execution, delivery and performance by GDS of this Agreement or the agreements contemplated hereby.

                  (e)      Capitalization of GDS.

                           (i) The authorized capital stock of GDS consists of Five Million (5,000,000) shares of common stock, no par value, of which Three Million Nine Hundred Twenty-Two Thousand Three Hundred Two (3,922,302) shares are issued and outstanding and are owned by the shareholders listed on SCHEDULE 7.1(B). All of the issued and outstanding shares of GDS common stock have been duly authorized and are validly issued, fully paid and non-assessable.

                           (ii) GDS has delivered to Sabratek true and complete copies of the GDS Options listed on SCHEDULE 7.2(E)(II) attached hereto, which constitute, as of the Effective Date, all of the issued and outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GDS to issue, sell or otherwise cause to become outstanding any additional capital stock of GDS.

                           (iii) No shares of GDS' capital stock have been issued in violation of any preemptive rights or any federal or state securities laws.

                  (f) GDS Shareholders. The GDS Shareholders who are parties to this Agreement collectively own at least ninety-four and one-tenth percent (94.1%) of the issued and outstanding shares of common stock of GDS.

                  (g) Corporate Records. GDS has delivered to Sabratek true and complete copies of GDS's Articles of Incorporation and Bylaws as in effect on the Effective Date. The minute books of GDS, which have been made available to Sabratek, contain the minutes of all meetings of, and consents to all actions taken without meetings by, the Board of Directors (and any committee thereof) and the shareholders of GDS since the formation of GDS.

                  (h) Financial Statements. GDS has furnished to Sabratek audited consolidated balance sheets of GDS as of December 31, 1995, December 31, 1994 and December 31, 1993, and the related audited statements of operations, statements of shareholders' equity and statements of cash flows of GDS for the fiscal years then ended, together with the respective reports thereon of Coopers & Lybrand, LLP, GDS' independent public accountants (collectively, the "Financial Statements"). The Financial Statements accurately reflect the books and accounts of GDS in all material respects, fairly present the financial position of GDS as of the dates given and the results of operations of GDS for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated in any notes thereto).

                  (i) Undisclosed Liabilities. Except as set forth on the December 31, 1995 balance sheet included in the Financial Statements (the "Balance Sheet"), or as set forth in SCHEDULE 7.2(I) hereto, GDS has no liabilities or obligations of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, other than those which have been incurred in the ordinary course of business since the date of the Balance Sheet.

                  (j) Absence of Certain Changes. Except as set forth on
SCHEDULE 7.2(J) hereto, since December 31, 1995 (the "Balance Sheet Date") there has not been: (i) any transaction not in the ordinary course of GDS's business;
(ii) any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or, to the best knowledge of Key Officers, prospects of GDS taken as a whole; (iii) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material and adverse effect on any of the properties, business or prospects of GDS taken as a whole; (iv) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for taxes not due, of any of GDS's properties or assets;
(v) any amendment, modification or termination of any material lease, contract or agreement to which GDS is a party; (vi) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of GDS, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business; (vii) any incurrence or assumption of any liability, except for liabilities incurred in the ordinary course of business and consistent with past practices; (viii) any alteration in the manner of keeping the books, accounts or records of GDS, or in the accounting practices therein reflected; or (ix) any sale or transfer of any of GDS's assets or any cancellation of any debts or claims other than in the ordinary course of business.

                  (k) Related Party Transactions. Except as otherwise set forth on SCHEDULE 7.2(K), since the Balance Sheet Date, GDS has not been a party to any transaction (other than employee compensation and other ordinary incidents of employment) with a person who was, at the time, a Related Party, and GDS currently has no contractual obligations to any Related Party. "Related Party" means any present or former officer or director of GDS, any present or former holder of five percent (5%) or more of the issued and outstanding common stock of GDS, or any other person who, to the knowledge of Key Officers, at the time relevant to the determination, is or was a spouse, child, parent or sibling of any of the aforementioned persons or is or was a trust or similar entity for the benefit of any of the foregoing persons. Except as otherwise set forth on SCHEDULE 7.2(K), no property or interest in any property which is used in the operations of GDS is owned by or leased or licensed by or to any Related Party.

                  (l) Litigation. Except as set forth on SCHEDULE 7.2(L) to this Agreement, there are no actions, suits, claims, audits, investigations, or proceedings (judicial, administrative or arbitration) pending or, to the best knowledge of Key Officers, threatened, or any facts known to Key Officers which could give rise to any actions, suits, claims, investigations or proceedings, against GDS, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign. Nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against GDS (i) which have, or could reasonably be expected to have, a material adverse effect on the financial condition, or assets, or liabilities, or earnings, or results of operations or prospects of the business of GDS, or
(ii) which seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

                  (m) Compliance with Laws. GDS, its property and assets, and GDS's use of the real property on which its business is conducted are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations, subdivision and plat restrictions, requirements and orders of governments and governmental bodies, and GDS has received no notice asserting any non-compliance with any of the foregoing. GDS has complied with all administrative and judicial judgments, orders or decrees (federal, state, local or foreign) to which it is subject.

                  (n) Permits and Other Regulatory Matters. SCHEDULE 7.2(N) attached hereto sets forth all material regulatory permits, licenses and other governmental authorizations and approvals necessary to the ownership or operation of GDS' properties and the conduct of GDS' business as the business is currently operated (collectively, "Permits"), all of which are have been duly obtained and are in full force and effect. GDS has made available to Sabratek true and complete copies of all such Permits. GDS is in compliance in all material respects with the terms and conditions of such Permits, and GDS has received no notice asserting any non-compliance with any of the foregoing. There are no proceedings pending or, to the best knowledge of Key Officers, threatened seeking to revoke, cancel or suspend, or to materially adversely modify, any Permits.

                  (o) Taxes. GDS has delivered to Sabratek copies of all original and amended federal, state, local and foreign income tax returns and information returns filed by GDS for the three (3) fiscal years ended December 31, 1995, 1994 and 1993. Except as specifically set forth in the Financial Statements or on SCHEDULE 7.2(O) attached hereto: (i) GDS has duly and timely filed or caused to be filed all tax returns and information returns required to be filed by it or for which it may be held responsible; (ii) all such tax returns are true and accurate in all material respects; (iii) GDS has paid all taxes due and payable and any deficiencies or assessment notices which have been received by it; (iv) no income, information, business or occupation, or franchise tax returns of GDS have been audited by the taxing authorities; (v) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns of GDS or the payment by, or the assessment against, GDS of any taxes, assessments or other governmental charges, duties, penalties, interest or fines (such governmental charges, duties, penalties, interest and fines are collectively referred to in this Agreement as "Other Charges"); and (vi) there are no suits, actions, claims, investigations, inquiries or other proceedings, pending or threatened against GDS in respect of taxes, assessments or Other Charges, or any matters under discussion with any governmental authority relating to taxes, assessments, or Other Charges, or any claims for additional taxes, assessments or Other Charges asserted by any such authority. Since the Balance Sheet Date, GDS has not incurred, nor are there accruable, any debts, liabilities or obligations (whether absolute, contingent or otherwise, whether due or to become due and whether or not presently outstanding) on account of taxes, assessments or Other Charges of GDS other than on account of the kinds of taxes, assessments or Other Charges in respect of which accruals have been made on the Balance Sheet, and there is no basis for the assertion of a claim for any such debts, liabilities or obligations against it except for the kinds of taxes, assessments and Other Charges in respect of which such accruals have been made. Since the Balance Sheet Date, accruals made for taxes, assessments and Other Charges have been made on a basis consistent with prior periods. GDS has withheld or collected from each payment made to each of its employees all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, and federal, state and local income, unemployment, payroll and wage taxes) required to be withheld or collected by GDS, and, if due, has paid the same through the proper tax receiving officers. GDS has collected sales and use taxes for all sales made to customers making purchases from GDS as required by law to be collected and, if due, have paid the same to the proper tax receiving officers. GDS is not obligated under any severance contract or other agreement to make any payments that will be non-deductible under Section 280G of the Code or, to the best knowledge of Key Officers, any corresponding provision of applicable state, local or foreign income tax law.

                  (p) Contracts and Leases. All manufacturing, marketing, sales or distribution agreements to which GDS is a party, all noncompetition agreements to which GDS is a party either for the benefit of GDS or for the benefit of a third party, and all other material real and personal property leases and material contracts, agreements, licenses, franchises and commitments to which GDS is a party or by which any of its assets are bound (collectively, the "Contracts") are set forth on SCHEDULE 7.2(P) attached hereto. GDS has delivered to Sabratek a correct and complete copy of (or a written description of the significant terms of) each of the Contracts, as amended to date. Except as otherwise set forth on SCHEDULE 7.2(P):

                           (i) The Contracts are valid and binding obligations of the parties thereto and are in full force and effect, enforceable in accordance with their respective terms;

                           (ii) GDS has performed all material obligations required to be performed by it under the Contracts on or prior to the Effective Date, and, to the best knowledge of Key Officers, neither GDS nor any other party to such Contracts is in default thereunder (as to payments due or otherwise) nor has any event occurred which, with notice or the passage of time, or both, could constitute a default thereunder;

                           (iii) GDS has not received any notice that it is in violation of any applicable building code, zoning ordinance, health and safety regulation or other law or regulation relating to any real or personal property leased by it; and

                           (iv) GDS has not released or waived any material right under any Contract.

                  (q)      Intellectual Property.

                           (i) SCHEDULE 7.2(Q) contains a complete and accurate list of all patented and registered Intellectual Property (as hereafter defined) owned by GDS and all pending patent applications and applications for the registration of other Intellectual Property owned by GDS, as well as (A) all trade names and all unregistered trademarks owned by GDS; (B) all material computer software owned or used by GDS other than commercially available software with a license fee of less than One Thousand Dollars ($1,000); and (C) all licenses granted by GDS to any third party, and all licenses granted by any third party to GDS, with respect to Intellectual Property. GDS has delivered to Sabratek true and complete copies of all documents embodying any licenses of Intellectual Property.

                           (ii) Except as set forth on SCHEDULE 7.2(Q) or on
         SCHEDULE 7.2(R): (A) to the best knowledge of Key Officers, GDS owns and has good and marketable title to, or a valid and enforceable written license to use, all Intellectual Property used in its business;
         (B) no proceedings are pending or, to the best knowledge of Key Officers, threatened against GDS by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by GDS in its operations; (C) no proceedings are pending or, to the best knowledge of Key Officers, threatened against GDS by any third party alleging any infringement or misappropriation by GDS of any Intellectual Property rights of any third party; and (D) GDS is not aware of any infringement or misappropriation by any third party of any Intellectual Property rights of GDS.

                           (iii) For purposes of this Agreement, "Intellectual Property" means: (A) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (B) all trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, and all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (C) all copyrights and copyrightable works and registrations, applications and renewals in connection therewith; (D) all trade secrets and confidential information (including ideas, research and development, technical data, know-how, formulae, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, financial and accounting data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; and (E) computer software (including operating software, data, databases and documentation).

                  (r) Title to Assets. All of GDS' tangible assets and properties are located at GDS' principal place of business in Elkhart, Indiana. Except as otherwise disclosed on SCHEDULE 7.2(R) attached hereto, GDS owns and has good and marketable title to all of its properties and assets, free and clear of all liens, claims, encumbrances, equities, security interests, charges and restrictions, except for liens, if any, for taxes not due. Except as set forth on SCHEDULE 7.2(R), no currently effective financing statement under the Uniform Commercial Code with respect to any of the properties and assets of GDS has been filed in any jurisdiction, and neither GDS, nor anyone on its behalf, has signed any financing statement or security agreement authorizing anyone to file any financing statement, lien or other encumbrance against any assets or properties of GDS.

                  (s) Insurance. SCHEDULE 7.2(S) hereto lists all insurance policies maintained by GDS, each of which is in full force and effect and enforceable in accordance with its terms.

                  (t)      Labor and Employment.

                           (i) Since January 1, 1994, GDS has not experienced any labor troubles or strikes, work stoppages, slow-downs or other material interference with or impairment of the business of GDS by labor. GDS is not experiencing union organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to the employees of GDS.

                           (ii) Except as set forth on SCHEDULE 7.2(T) hereto, GDS has no: (A) contracts with labor organizations or other collective bargaining agreements; (B) contracts with any of its officers, directors or other employees; (C) contracts with independent contractors or consultants; (D) "employee benefit plans" as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (E) other profit sharing, deferred compensation, bonus, stock option, stock purchase, welfare, vacation, holiday, sick pay, or other plans or arrangements for the benefit of employees maintained or contributed to by GDS; or (F) employee regulations or handbooks which relate in any way to the employees of GDS.

                           (iii) GDS has materially complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to nondiscrimination, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Except as set forth on SCHEDULE 7.2(T), no unfair labor practice complaint is pending against GDS before the National Labor Relations Board or any state or local agency, nor has any charge of discrimination been filed against GDS with the Equal Employment Opportunity Commission or any similar state or local agency at any time during the three-year period preceding the Effective Date.

                  (u) Environment, Health and Safety. Except as otherwise set forth on SCHEDULE 7.2(U), GDS has materially complied with, and is in material compliance with, any and all Environmental Laws (as hereafter defined), and no claim, action, suit, demand, proceeding (including administrative proceeding), or notice of violation has been filed or commenced against GDS alleging any failure to comply with any Environmental Laws or alleging any actual or potential liability thereunder. In addition, and without limiting the generality of the foregoing, to the best knowledge of Key Officers, except as set forth on
SCHEDULE 7.2(U):

                           (i) There are no facts, events, circumstances, activities, practices, incidents, actions, plans or conditions related to past or present operations conducted by GDS on or off the properties, facilities or premises on which it has conducted or operated business that could form the basis for any claim, action, demand, suit, proceeding (including administrative proceeding), hearing, notice of violation or liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, each as amended, or any other law (or rule or regulation thereunder) of any federal, state, local or foreign government (or agency thereof) (including common law), concerning release or threatened release of any Hazardous Substance (as hereafter defined), pollution, protection of worker health and safety or protection of the environment (collectively, "Environmental Laws").

                           (ii) GDS has not generated, treated, stored, handled, transported or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner which could form the basis for any present or future claim, suit, hearing, proceeding (including administrative proceeding), demand or action (under the common law or pursuant to any statute) seeking cleanup of or compensation for damage to any site, location or body of water (surface or subsurface) or compensation for illness or personal injury.

                           (iii) GDS has not (A) taken any action or failed to act in any manner that could form the basis for any claim or liability under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local or foreign government (or agency thereof) (including common law) concerning worker health and safety or (B) exposed any employee to any substance or condition which could form the basis for any present or future claim, suit, hearing, proceeding (including administrative proceeding), demand or action (under the common law or pursuant to statute) seeking compensation for property damage or illness or personal injury.

                           (iv) GDS has obtained and has materially complied with, and is in material compliance with, all the terms and conditions of all permits, licenses and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Laws, including rules, codes, plans, orders, decrees, judgments, injunctions, and regulations thereunder, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemical or industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemical or industrial, hazardous or toxic materials or wastes.

                           (v) No real property owned, operated or used by GDS contains any underground storage tanks, materials or equipment containing asbestos or polychlorinated biphenyls, or landfills, surface impoundments or waste disposal areas.

                           (vi) GDS has not, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other person or entity with respect to any Environmental Laws.

                           (vii) On and prior to the Effective Date, GDS has not buried, stored, spilled, leaked, discharged, emitted, released, placed or located any Hazardous Substance on any real property owned, operated or used by GDS. As used herein, "Hazardous Substance" means any hazardous or toxic substance, material or waste which is regulated by any local governmental authority, the State of Indiana or the United States Government. The term "Hazardous Substance" includes, without limitation: (A) any material or substance which is listed or defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance" or "toxic substance" under any municipal, state or federal law, code or other regulation; (B) petroleum; (C) asbestos; (D) polychlorinated biphenyl; (E) any material or substance which is designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended; (F) any material or substance which is defined as "hazardous waste" pursuant to
         Section 1004 of the Federal Resource Conservation and Recovery Act, as amended; (G) any material or substance which is defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended; (H) any material or substance which is defined as a toxic substance in the Toxic Substances Control Act, as amended; or (I) any substance which contaminates soil or ground water and causes degradation of the soil and/or water to the extent that remediation efforts are needed to restore the soil or water to its natural state.

                  (v) Brokers. Except as otherwise set forth on SCHEDULE 7.2(V), neither GDS nor Key Officers have incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated by this Agreement.

                  (w) Termination of Royalty Payments. All royalty and similar arrangements between GDS and any Related Party have been terminated and are of no force or effect.

         7.3 REPRESENTATIONS AND WARRANTIES OF SABRATEK. Sabratek hereby represents and warrants to GDS and the GDS Shareholders that the following statements are true and complete as of the Effective Date:

                  (a) Organization and Existence of Sabratek. Sabratek is duly organized and validly existing under the laws of the State of Delaware, with all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Sabratek is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

                  (b) Execution, Delivery and Validity. Sabratek has full right, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which Sabratek is party have been duly authorized and approved by the Board of Directors of Sabratek. This Agreement and all other agreements and instruments contemplated hereby to which Sabratek is party have been duly and validly executed and delivered by Sabratek, and each constitutes the legal, valid and binding obligations of Sabratek, enforceable against Sabratek in accordance with its terms.

                  (c) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or By-Laws of Sabratek; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Sabratek or any of its properties; or (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Sabratek is a party or by which any of its properties may be affected or bound.

                  (d) Consents. Except as set forth on SCHEDULE 7.3(D) hereto, no authorization, consent, approval, permit or license of, or filing or registration with, any governmental or public body or authority, any lender or lessor or any other person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby by Sabratek.

                  (e) Certain Securities Matters.

                      (i) Sabratek represents and warrants that (A) the Call Option and the GDS Shares (including those acquired upon exercise of the Put Option) are being acquired by Sabratek for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof and it is not participating and does not have a participation in any such distribution or the underwriting of any such distribution;
         (B) Sabratek has sufficient knowledge and experience in financial and business matters and is fully capable of evaluating the merits and risks of purchasing the Call Option and the GDS Shares; and (C) Sabratek has not been solicited to acquire the Call Option or the GDS Shares by means of general advertising or general solicitation.

                           (ii) Sabratek has been furnished with information about, and allowed access to GDS' business, books, records, files, and properties and has had the opportunity to investigate GDS' business and assets and to ask questions of and receive answers from GDS and the Key Officers sufficient to satisfy Sabratek that GDS' business is reasonably as described by GDS.

                           (iii) Sabratek understands that (A) the Call Option and the GDS Shares are not registered under any applicable federal or state securities law in reliance upon certain exemptions thereunder;
         (B) the Call Option and the GDS Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and compliance with applicable state securities laws or the availability of an exemption therefrom; and (C) in the absence of registration under the Securities Act and compliance with applicable state securities laws or exemption therefrom, the GDS Shares must be held indefinitely. Sabratek acknowledges that the reliance of the GDS Shareholders upon such exemption from registration is predicated upon the foregoing representations.

                           (iv) Sabratek has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, any state securities authorities, and the Sabratek Principal Market. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 8.
                          SURVIVAL AND INDEMNIFICATION

         8.1 EXPIRATION AND SURVIVAL. The representations and warranties of GDS and the Key Officers set forth in SECTION 7.2 hereof (collectively, the "GDS Representations") and all representations and warranties of Sabratek set forth in SECTION 7.3 except those contained in SECTION 7.3(E) shall expire at the Closing on the Closing Date. The representations and warranties of the GDS Shareholders set forth in SECTION 7.1 (collectively, the "Shareholder Representations") and the representations and warranties of Sabratek set forth in SECTION 7.3(E) and in the Sabratek Closing Statement (collectively, the "Sabratek Representations") shall survive the Closing and shall not be merged therein.

         8.2      INDEMNIFICATION.

                  (a) Obligations of the Parties. From and after Closing, each of the GDS Shareholders shall individually indemnify, defend and hold Sabratek harmless from and against any claims, obligations, liabilities, losses, expenses or other costs (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Damages") incurred by Sabratek and arising out of any material inaccuracy in any of the Shareholder Representations given by such GDS Shareholder or the breach of any covenant or agreement of such GDS Shareholder contained in this Agreement. From and after Closing, Sabratek shall indemnify, defend and hold each of the GDS Shareholders harmless from and against any Damages incurred by any of the GDS Shareholders and arising out of any material inaccuracy in any of the Sabratek Representations or the breach of any covenant or agreement of Sabratek contained in this Agreement.

                  (b) Claim for Indemnification. If Sabratek or any of the GDS Shareholders become aware of any matter for which a GDS Shareholder or Sabratek, as the case may be, may be liable under SECTION 8.2(A), or if a party has reasonable grounds to believe that it may incur or suffer any Damages, such party shall immediately provide written notice ("Notice of Claim") to the applicable GDS Shareholder or Sabratek, as the case may be, of such party's intention to seek indemnification, the general basis of the claim for indemnification, and the amount for which indemnification is sought ("Indemnification Amount"), if known. Sabratek and the applicable GDS Shareholder shall thereafter attempt to resolve any disputes with respect to either the right to indemnification or the Indemnification Amount in accordance with the provisions of SECTION 10.1 hereof. If any action at law or suit in equity is instituted by a third party with respect to which any party intends to claim any liability or expense as Damages under SECTION 8.2(A), such party shall promptly notify the indemnifying party in writing of such action or suit.

                  (c) Defense of Third Party Claims. The indemnifying party shall have the right to conduct and control, at its expense and through counsel of its own choosing, the defense of any third party claim, action or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense; provided, that if (i) the indemnifying party and the indemnified party mutually agree or (ii) the named parties to such claim, action or suit (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and (so long as it gives the indemnifying party at least fifteen (15) days prior notice of the terms of the proposed settlement thereof) settle such claim, action or suit, and recover from the indemnifying party the amount of such settlement or of any judgement and the costs and expenses of such defense. The indemnified party shall not compromise or settle any third party claim, action or suit without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.

                                   ARTICLE 9.
                                   TERMINATION

         9.1      RIGHT TO TERMINATE.

                  (a) Termination by Agreement. This Agreement may be terminated at any time prior to Closing upon the mutual written agreement of Sabratek and GDS.

                  (b) Termination by GDS. GDS shall have the right to terminate this Agreement at any time prior to Closing upon written notice given to Sabratek upon the occurrence of any one or more of the following events:

                           (i) The material breach of any of the
         representations, warranties, covenants or agreements of Sabratek contained in this Agreement and the failure by Sabratek to take adequate initial steps to remedy such breach within thirty (30) days after written notice of breach is given by GDS to Sabratek and to have remedied such breach within sixty (60) days after the delivery of such written notice; or

                           (ii) The termination by GDS of the Distribution Agreement in accordance with the provisions of Section 6 thereof; or

                           (iii) The Closing shall not have occurred by 11:59 p.m. on July 31, 1999.

                  (c) Termination by Sabratek. Sabratek shall have the right to terminate this Agreement at any time prior to Closing upon written notice given to GDS upon the occurrence of any one or more of the following events:

                           (i) Subject to SECTION 9.1(D) below, the material breach of any of the representations and warranties of GDS and the Key Officers set forth in SECTION 7.2 or of any of the covenants of GDS and the Key Officers set forth in this Agreement and the failure by GDS and the Key Officers to take adequate initial steps to remedy such material breach within thirty (30) days after written notice of breach given by Sabratek to GDS and to have remedied such breach within sixty (60) days after the delivery of such written notice; or

                           (ii) The material breach of any of the
         representations, warranties, covenants or agreements of the GDS Shareholders (considered in the aggregate) contained in this Agreement and the failure by such GDS Shareholders to take adequate initial steps to remedy such breach within thirty (30) days after written notice of breach is given by Sabratek to GDS (copies of which notice shall be given simultaneously to each of the GDS Shareholders) and to have remedied such breach within sixty (60) days after the delivery of such written notice; or

                           (iii) The termination by Sabratek of the Distribution Agreement in accordance with the provisions of Section 6 thereof; or

                           (iv) The Closing shall not have occurred by 11:59 p.m. on July 31, 1999.

                  (d) Limitation on Sabratek's Right to Terminate. Notwithstanding anything to the contrary contained herein, Sabratek shall not have the right to terminate this Agreement pursuant to SECTION 9.1(C)(I) above if the aggregate economic impact of such uncured breach or breaches (other than a deliberate or intentional breach or breaches) has a present value on the date of termination of less than Five Hundred Thousand Dollars ($500,000) (calculated using a discount rate equal to the interest rate for six-month United States Treasury Bills as reported in The Wall Street Journal on the date written notice of breach is delivered) or if the economic impact of such uncured breach or breaches is fully reflected in the calculation of the Formula Value of GDS under
SECTION 3.2(C) of this Agreement. Examples illustrating the determination of whether a breach is material or not within the meaning of this Section are set forth on EXHIBIT "C" attached hereto.

         9.2 EFFECT OF TERMINATION. None of the parties hereto shall be bound to the other after termination of this Agreement in accordance with its terms. Neither GDS nor any of the Key Officers or other GDS Shareholders shall be liable to Sabratek for any breach or termination of this Agreement prior to Closing, Sabratek hereby expressly acknowledging that its entitlement to damages in connection with the transactions contemplated by this Agreement and the Distribution Agreement shall be limited solely to such Liquidated Damages, if any, to which Sabratek may be entitled under the Distribution Agreement; provided, that it is expressly understood that the foregoing limitation with respect to liability for breach of this Agreement shall not be deemed to extend to any breach by a GDS Shareholder of any of the Shareholder Representations or of the covenants set forth in SECTION 5.5 of this Agreement or the obligation of a GDS Shareholder to indemnify Sabratek with respect to any such breach in accordance with the provisions of SECTION 8.2 hereof.


                                   ARTICLE 10.
                               GENERAL PROVISIONS

         10.1 DISPUTE RESOLUTION. To the extent feasible, the parties desire to resolve any controversies or claims arising out of or relating to this Agreement through discussions and negotiations between each other. GDS and Sabratek agree to use their best efforts to attempt to resolve any disputes, controversies or claims arising out of or relating to this Agreement by face-to-face negotiations with the other party. In the event that, after good faith discussions, such controversies or claims cannot be resolved solely between the parties, then Sabratek and GDS shall, within ten (10) days thereafter, jointly submit their dispute to arbitration in the City of Chicago, Illinois. Such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (the "Institute") in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by three (3) independent and impartial arbitrators (collectively, the "Arbitrator"), one (1) of whom shall be appointed by Sabratek and one (1) of whom shall be appointed by GDS. Notwithstanding anything to the contrary provided in SECTION 10.7 of this Agreement, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et. seq. The Arbitrator shall permit and facilitate such discovery as it shall determine appropriate in the circumstances, taking into account the needs of the parties hereto and the desirability of making discovery expeditious and cost effective. The Arbitrator shall render its award within ninety (90) days after the conclusion of the arbitration hearing. The Arbitrator shall not be empowered to award any party any punitive damages in connection therewith, and each party hereby irrevocably waives any right to recover such punitive damages. The Arbitrator's determination as to a dispute shall be final and binding for all purposes of this Agreement. Sabratek and GDS shall equally share the fees and expenses of the Arbitrator unless the Arbitrator rules otherwise.

         10.2 REMEDIES CUMULATIVE. Except as otherwise expressly provided above, all rights and remedies provided by this Agreement, or existing at law or in equity, shall be cumulative of all other rights and remedies, and shall not be exclusive of each other. No delay or omission by a party in the exercise of any right or remedy shall waive that right or remedy, and the pursuit of one right or remedy shall in no way operate as an exclusive election or otherwise preclude or limit either party from pursuing any other or additional right or remedy. If any action or other proceeding is brought to enforce this Agreement, or because of an alleged breach of any of the representations, warranties or covenants contained herein, the successful or prevailing party shall be entitled to recover from the other party all reasonable attorneys' and paralegals' fees and other costs and expenses incurred by such party. In the event any judgment is secured by such prevailing party, all such fees and expenses shall be included in such judgment as determined by the court and not by the jury.

         10.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right or duty created hereby shall be assignable by any of the parties hereto; provided, that Sabratek may assign its rights and obligations hereunder to any corporation which controls, is controlled by or is under common control with Sabratek, or to any corporation which acquires all or substantially all of the assets of Sabratek, so long as such assignee expressly agrees in writing to assume and be bound by all of the terms of this Agreement, without modification. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         10.4 NOTICES. All notices and other communications must be in writing and shall be deemed given on the date delivered if delivered in person or by overnight courier, or on the third (3rd) business day after mailing if mailed by registered or certified mail, postage pre-paid, return receipt requested, to the persons at the addresses set forth below (or such other address for a party as shall be specified by like notice):

                  If to Sabratek:    Sabratek Corporation
                                              5601 West Howard Street
                                              Niles, Illinois 60714
                                              Attention:  Mr. Stephen Holden
                    with a copy to:    Kirkland & Ellis
                                       200 East Randolph Drive
                                       Chicago, Illinois 60601
                                       Attention:  Alan G. Berkshire, Esq.

              If to GDS:               GDS Technology, Inc.
                                       25235 Leer Drive
                                       Elkhart, Indiana 46514
                                       Attention:  Dr. Surendra K. Gupta

                    with a copy to:    Barnes & Thornburg
                                       600 1st Source Bank Center
                                       100 North Michigan
                                       South Bend, Indiana 46601
                                       Attention:  Nelson J. Vogel, Jr., Esq.

         If to GDS Shareholders:       To the address set forth on the signature
                                       page affixed hereto for each such GDS
                                       Shareholder or, if none, to the address
                                       for such person as listed on SCHEDULE
                                       7.1(B)

         10.5 ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules hereto, the Distribution Agreement, the Confidentiality Agreement and the other agreements referenced herein contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings of the parties, including, but not limited to, that certain Preliminary Term Sheet dated 12/9/96. This Agreement may be altered or amended only by a writing signed by the party to be charged.

         10.6 SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

         10.7 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Indiana without regard to principles of conflicts of law.

         10.8 INTERPRETATION. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Terms such as "herein", "hereof", and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

         10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages; all of such signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

         10.10 WAIVER. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party to enforce such provision. The waiver of any default or the failure to exercise any right shall not be deemed a waiver of any subsequent default or waiver of the right to exercise any other right.

         IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be executed on the date or dates set forth below, effective as of the Effective Date.


SABRATEK CORPORATION                         GDS TECHNOLOGY, INC.



By: /s/ Stephen Holden                       By: /s/ Surrendra K. Gupta

Title: Senior Vice President and             Title: President
       Chief Financial Officer

Date:                                        Date:



STATE OF ILLINOIS                           )
                                            ) SS:
COUNTY OF                                   )

         Before me, the undersigned, a Notary Public in and for said County and State, personally appeared _________________, as __________________ of Sabratek
Corporation, who having been duly sworn upon their oath acknowledged the execution of the foregoing Stock Option Agreement for and on behalf of said corporation.

         Witness my hand and notarial seal this ______ day of ____________, 1997.


                                                         ________, Notary Public
                                           Residing in ______________ County, IL
My Commission Expires:

STATE OF INDIANA                            )
                                            ) SS:
COUNTY OF                                   )

         Before me, the undersigned, a Notary Public in and for said County and State, personally appeared _________________, as __________________ of GDS
Technology, Inc., who having been duly sworn upon their oath acknowledged the execution of the foregoing Stock Option Agreement for and on behalf of said corporation.

         Witness my hand and notarial seal this ______ day of ____________, 1997.


                                                        _________, Notary Public
                                         Residing in ________________ County, IN
My Commission Expires:

                                                       "KEY OFFICER"




                                                       Surendra K. Gupta

                                                       Date Signed:




STATE OF INDIANA                            )
                                            ) SS:
COUNTY OF                                   )

         Before me, the undersigned, a Notary Public in and for said County and State, personally appeared Surendra K. Gupta, who acknowledged the execution of the foregoing Stock Option Agreement.

         Witness my hand and notarial seal this ______ day of ____________, 1997.


                                                     ____________, Notary Public
                                    Residing in _____________________ County, IN

My Commission Expires:

                                                    "KEY OFFICER"




                                                    Aurora F. de Castro

                                                    Date Signed:




STATE OF INDIANA                            )
                                            ) SS:
COUNTY OF                                   )

         Before me, the undersigned, a Notary Public in and for said County and State, personally appeared Aurora de Castro, who acknowledged the execution of the foregoing Stock Option Agreement.

         Witness my hand and notarial seal this ______ day of ____________, 1997.


                                                        _________, Notary Public
                                    Residing in _____________________ County, IN

My Commission Expires:

                          STOCK OPTION AGREEMENT AMONG
                   SABRATEK CORPORATION, GDS TECHNOLOGY, INC.
                     AND GDS SHAREHOLDERS -- SIGNATURE PAGE


                                             "GDS SHAREHOLDER"



                                             [Signature]


                                             [Printed Name]

                                             Date Signed:
RESIDENCE ADDRESS:









STATE OF                                    )
                                            ) SS:
COUNTY OF                                   )

         Before me, the undersigned, a Notary Public in and for said County and State, personally appeared _____________________________, who acknowledged the execution of the foregoing Stock Option Agreement.

         Witness my hand and notarial seal this ______ day of ____________, 1997.


                                                        _________, Notary Public
                                   Residing in ____________________ County, ____

My Commission Expires: